INTERNATIONAL GOLD RESOURCES Update on Arizona Copper Project

SEATTLE, WA, February 1, 2007 (BUSINESS WIRE) -International Gold Resources Inc. ("IGR") (OTC.BB:IGRU) announces that it has decided not to go ahead with the acquisition of the I-10 and Dragoon copper project (the "Project") located in Cochise County, Arizona, USA since the reward profile did not meet the Company's long term development objectives. IGR signed a Letter of Intent ("LOI") on November 2006 and completed the necessary technical due diligence exercise on the Project in late December 2006.

In making its decision not to proceed with the acquisition and development of the I-10 project, the Board concluded that the Shareholders would be better served by concentrating the Company's activities on its extensive Gold exploration and production opportunities in the Amapa district of Brazil, where it is currently installing two portable treatment and gold recovery Mills. Here, the first mill is expected to be operational by the end of the first quarter 2007 and the second by mid-2007. The Company is also working to advance its mineral claims in Yukon in advance of the 2007 exploration season.

About International Gold Resources, Inc.

The vision of International Gold Resources Inc. is to generate favorable shareholder returns by exploring and developing mining properties in North and South America.

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

For further information, please contact: Mr. Lyle Durham (Vice President - Investor Relations): 425-844-2535 and 1-800-480-9008 (US only). Website: http://www.intlgold.com